                                                                      EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

    Earnings per share ("EPS") is calculated on a Basic EPS and Diluted EPS basis. Basic EPS is calculated by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common shareholders is Net Income in the table below and as reported in Bancorp's Consolidated Statement of Income. No adjustments were required to net income for any EPS calculations.

    Diluted EPS is calculated by adjusting the denominator for all dilutive potential common shares that were outstanding during the period. Bancorp had stock options outstanding during the periods presented below which had a dilutive effect on EPS. Therefore, the number of additional common shares that would have been outstanding if the options had been exercised is added to the denominator to arrive at the dilutive number of shares.

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
(DOLLARS IN THOUSANDS)                                                          1998        1997        1996
                                                                             ----------  ----------  ----------
Net income.................................................................  $   13,092  $   14,226  $   10,401
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Basic EPS
  Shares...................................................................   8,655,895   8,605,660   8,577,410
  EPS......................................................................  $     1.51  $     1.65  $     1.21
Dilutive shares
  Stock options............................................................     112,753      70,720      56,004
  EPS......................................................................  $     0.02  $     0.01  $     0.01
Diluted EPS
  Shares including options.................................................   8,768,648   8,676,380   8,633,414
  EPS......................................................................  $     1.49  $     1.64  $     1.20

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